Exhibit 99.1

Marina Biotech Announces Changes to Board of Directors

Appoints John Fletcher to Board of Directors and James Karis as Chairman

Bothell, WA, July 18, 2011 – Marina Biotech, Inc. (Nasdaq: MRNA), a leading nucleic acid-based drug discovery and development company, today announced that R. John Fletcher was elected to the Company’s Board of Directors effective July 14, 2011, replacing Board member Chiang Li, Ph.D., M.D., who announced his retirement from the Marina Biotech board prior to the 2011 annual meeting of shareholders. The Company also announced the appointment of James Karis, who has served as a Board member since 2009, as Chairman of the Board, effective July 14, 2011, replacing co-chairmen Gregory Sessler and Peter Parker, both of whom will continue as board members of Marina Biotech.

“I am pleased to welcome John Fletcher to Marina Biotech’s Board of Directors,” stated James Karis, Chairman of the Board of Directors of Marina Biotech. “John brings extensive corporate strategy and financing experience that is characterized by a strong understanding of the commercial potential of new technologies and the options for developing, funding, and acquiring new businesses. We would also like to thank Dr. Li for his service to our company and his contributions to our wholly owned subsidiary, Cequent Pharmaceuticals. In addition, I want to thank Greg and Peter for their outstanding efforts as co-Chairmen in effectively integrating the MDRNA and Cequent Boards and then leading the new Marina Biotech Board throughout this past year.”

Mr. Fletcher is an independent director for purposes of the Sarbanes Oxley Act of 2002 and NASDAQ stock exchange regulations. He is a Founding Partner of Fletcher Spaght Ventures, a venture capital firm investing in emerging growth healthcare and high technology companies. He also serves as the CEO of Fletcher Spaght Inc., a management consulting firm he founded to provide strategy and financing assistance to new companies. Mr. Fletcher has over twenty-five years providing strategy and financing assistance to new companies. Prior to launching Fletcher Spaght Inc. in 1983, he served as a Senior Manager at The Boston Consulting Group, managing client relationships in healthcare and high technology companies. Mr. Fletcher attended the Wharton School of Business at the University of Pennsylvania and completed all coursework for a Ph.D. He holds an MA in International Finance from Central Michigan University, an MBA from Southern Illinois University, and a BBA from George Washington University. He is a current or past board member for many companies, including Axcelis, GlycoFi and Spectranetics.

“I’m very excited to join the board of Marina Biotech and look forward to contributing strategically to the Company as it works to develop and commercialize therapeutic products based on RNA interference,” said Mr. Fletcher.

With the resignation of Dr. Li and the addition of Mr. Fletcher, there remain six members on the Marina Biotech Board of Directors.

About Marina Biotech, Inc.

Marina Biotech is a biotechnology company, focused on the development and commercialization of RNA interference- (RNAi) and RNA-based therapeutics. The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and two preclinical programs — in bladder cancer and malignant ascites. Marina Biotech entered into an exclusive agreement with Debiopharm Group for the development and commercialization of the bladder cancer program. Marina Biotech’s goal is to improve human health through the development of RNAi and RNA-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at http://www.marinabio.com.

Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

Contact:

Marina Biotech, Inc.

Peter Garcia

Chief Financial Officer

(425) 908-3603

pgarcia@marinabio.com